EXHIBIT 10.2

HARMAN
400 ATLANTIC STREET
STAMFORD, CONNECTICUT
06901 USA

October 30, 2014

Personal & Confidential

Ms. Sandra Rowland

[Intentionally Omitted]

Dear Sandy:

I am pleased to confirm your appointment to the position of Executive Vice President and Chief Financial Officer. In this role you will report directly to me and you will be a member of the HARMAN Executive Committee. Following are the compensation details in connection with your new position:

Effective Date: The effective date of your new position will be January 1, 2015.

Base Salary: Your annual base salary will be increased to $560,000 payable in accordance with our corporate payroll schedule.

Bonus: Effective January 1, 2015 your Management Incentive Compensation (MIC) target bonus opportunity will be increased to 75% of your base salary with a maximum payout opportunity of 150% of base salary. For fiscal year 2015 your MIC payout will be prorated to reflect the two positions held during the fiscal year.

Long Term Incentive Program: Subject to the approval of the Compensation and Option Committee of the Board of Directors, you will receive on January 1, 2015 a one-time equity award valued at $1,626,000 in the form of 25% Time-Vested Restricted Stock Units (RSUs) and 75% Performance Restricted Stock Units (PRSUs) under the terms of HARMAN’s 2012 Stock Option and Incentive Plan (Plan). This one-time award will vest in September 2017 based upon HARMAN’s achievement of the performance goals established for the FY15 grant cycle.

You will continue to be eligible to participate in HARMAN’s long-term incentive program at a level commensurate to your position. The next regular grant is expected to be in September 2015.

Car Allowance: You will continue to receive a car allowance of $1,500 per month paid in accordance with our regular payroll schedule.

Vacation: You will be eligible for accrual of four (4) weeks of vacation annually.

There will be no adjustment to any other item regarding your current terms and conditions of employment with Harman International, as outlined in your original offer letter.

Please sign and return the original of this letter indicating your acceptance of this position and agreement with the terms noted above. You should retain one copy of this letter for your files.

Sandy, congratulations - we look forward to your continued outstanding contributions to the organization!

Best regards,
/s/ Dinesh C. Paliwal
Dinesh C. Paliwal
Chairman, President and Chief Executive Officer
HARMAN International

ACCEPTED AND AGREED:

/s/ Sandra E. Rowland	October 30, 2014
Sandra E. Rowland	Date